EXHIBIT (a)(1)(E)

[THIS LETTER IS SENT TO THE STOCKHOLDER WITH PAYMENT FOR THE STOCKHOLDER’S SHARES REPURCHASED BY THE FUND.]

June [●], 2008

Dear Stockholder:

Excelsior LaSalle Property Fund, Inc. (the “Fund”) has received and accepted for repurchase [all/a portion] of the shares of Class A Common Stock of the Fund (the “Shares”) that you tendered pursuant to the Fund’s tender offer that expired on June 20, 2008 (the “Offer”).

Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our repurchase of your Shares. Pursuant to the terms of the Offer, a cash payment representing the repurchase price for your Shares tendered and accepted pursuant to the Offer is being deposited into your account with Bank of America, N.A. or one of its affiliates (“BANA”) on [           ], 2008, if you have a BANA account. If you do not have a BANA account, a wire payment will be made according to the instructions provided in your Letter of Transmittal.

Should you have any questions, please feel free to contact the Fund’s manager, UST Advisers, Inc., Client Service at (866) 921-7951.

Sincerely,

Excelsior LaSalle Property Fund, Inc.

[Enclosure]

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